Sun Trust Mortgage, Inc.
Post Office Box 26149
Richmond, VA. 23260-6149
1-800-634-7928

(LOGO) SUNTRUST

February 10,2000

Arthur Andersen LLP
133 Peachtree Street, NE
Atlanta,GA 30303

Dear Sirs:

As of and for the year ended December 31,1999,Sun Trust Mortgage,Inc. has complied in all materials respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Sun Trust Mortgage,Inc. had in effect a fidelty bond and errors and ommissions policy in the amounts of $100,000,000 and $28,500,0000 respectively.

Sincerely,
Ralph B. Carrigan

Executive Vice President